UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NEVRO CORP.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ON FEBRUARY 20, 2025, NEVRO CORP. (“NEVRO”) DISTRIBUTED IN ITALY A LETTER TO ITALIAN CUSTOMERS. THE FOLLOWING IS A VERSION OF THE LETTER DISTRIBUTED TO ITALIAN CUSTOMERS TRANSLATED INTO ENGLISH.

February 20, 2025

Dear Valued Customer,

On February 6, 2025, Nevro Corp. and Globus Medical announced that they entered into a definitive agreement for Globus Medical to acquire Nevro. Details of the transaction can be found in the joint press release issued by Nevro and Globus Medical.

Both Nevro and Theras Lifetech are excited about this transaction for many reasons. Globus Medical is a leading and innovative musculoskeletal solutions company dedicated to solving unmet clinical needs and changing lives. Upon the expected closing of this transaction in the second quarter of 2025, the acquisition of Nevro by Globus Medical will create a combined medical technology leader with approximately $3 billion in annual sales in over 60 countries around the world. In addition, Globus Medical shares our commitment to developing and offering innovative and top-tier technologies to improve the quality of life for patients suffering from chronic pain in Italy.

For more than 13 years, Nevro and Theras have enjoyed a successful commercial relationship with Theras distributing Nevro’s innovative high-frequency spinal cord stimulation (SCS) therapy devices to the Italian market. We believe the combination of Nevro and Globus Medical will provide an even stronger platform from which we can build on our prior success.

Commenting on the pending transaction, Sophie Halliwell, Vice President and General Manager, Commercial International, Nevro Medical Ltd., said:

“Theras is a highly esteemed partner of Nevro, having collaborated closely with us for many years. Their expert team is dedicated to healthcare professionals and their patients, contributing significantly to their success in Italy. Nevro believes our combination with Globus Medical will further enable our ability to bring products to the market that deliver superior health outcomes supported by unparalleled clinical evidence, physician education and clinical research for the Italian neuromodulation sector.”

Federico Ferrari, CEO of Theras Lifetech, said:

“As a long-term partner of Nevro, at Theras we’re extremely excited by this news. Our commitment to bringing to our patients a life-changing technology will continue as always. We’re convinced that this acquisition will enable many more investments and will accelerate future pipeline development.”

Nevro will continue to operate as a separate and independent company and Nevro and Theras’ businesses will continue as usual until the transaction is completed. We look forward to sharing more with you in the future regarding this exciting opportunity. In the meantime, if you have any questions regarding this communication, please contact your Theras sales representative.

Sincerely,

Sophie Halliwell	Federico Ferrari
Nevro Medical Limited	Theras Lifetech Srl

About Globus Medical

Based in Audubon, Pennsylvania, Globus Medical is a leading global musculoskeletal company dedicated to solving unmet clinical needs and changing lives. We innovate with inspired urgency, provide world-class education and clinical support, and advance care throughout spine, orthopedic trauma, joint reconstruction, biomaterials and enabling technologies. Additional information can be accessed at www.globusmedical.com.

About Nevro Corp.

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy™, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 115,000 patients globally. Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes the Senza® SCS system and support services for the treatment of chronic pain of the trunk and limb and painful diabetic neuropathy. Nevro also provides minimally invasive treatment options for patients suffering from chronic sacroiliac joint (“SI joint”) pain and offers the most comprehensive portfolio of products in the SI joint fusion space, designed to meet the preferences of physicians and varying patient needs in order to improve outcomes and quality of life for patients.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this communication include, but are not limited to, statements regarding the consummation of the transaction described above. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the possibility that various closing conditions for the transaction may not be satisfied or waived, and the ability to realize the benefits expected from the transaction. The forward-looking statements in this communication are based on information available to Nevro as of the date hereof, and Nevro disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K, and in our other reports filed with the Securities and Exchange Commission (“SEC”). Nevro’s SEC filings are available on the Investors section of its website at https://Nevro.com/English/us/investors/overview/default.aspx and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed transaction may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Nevro or the expected benefits of the proposed transaction or that the approval of Nevro’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed transaction; (iii) the possibility that competing offers or acquisition proposals for Nevro will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require Nevro to pay a termination fee or other expenses; and (vi) the effect of the announcement or pendency of the merger on Nevro’s ability to retain and hire key personnel, or its operating results and business generally.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed transaction. A Nevro special stockholder meeting will be announced to obtain Nevro stockholder approval in connection with the proposed transaction. Nevro expects to file with the SEC a proxy statement and has filed or may file with the SEC other relevant documents in connection with the proposed transaction. Nevro stockholders are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about Nevro and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Nevro with the SEC at the SEC’s website at www.sec.gov, and at Nevro’s website at https://www.nevro.com.

Participants in the Solicitation

Nevro and its directors, executive officers and certain employees and other persons may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding Nevro’s directors and executive officers is set forth in Nevro’s proxy statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2024, and in Nevro’s Current Reports on Form 8-K filed with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Nevro’s stockholders in connection with the proposed transaction and any direct or indirect interests they may have in the proposed transaction will be set forth in Nevro’s definitive proxy statement for its special stockholder meeting to be filed with the SEC in connection with the proposed transaction.

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